EXHIBIT 10.7

                     [PRIDE INTERNATIONAL, INC. LETTERHEAD]


VIA FACSIMILE (303/382-1275)                                     June 21, 1999

First Reserve Fund VIII, Limited Partnership
c/o First Reserve Corp.
1801 California Street
Denver, Colorado 80202

Attention: Thomas R. Denison

Gentlemen:

            This letter sets forth certain agreements relating to the matters set forth in Article 2 of the Shareholders Agreement between us dated of even date herewith (the "Shareholders Agreement") entered into in connection with the Closing of the transactions provided for in the Securities Purchase Agreement between us dated as of May 5, 1999, as amended by that certain Letter Agreement between us dated June 4, 1999 and that certain Letter Agreement between us dated June 18, 1999 (as so amended, the "Purchase Agreement"). Capitalized terms used herein that are not otherwise defined shall have the respective meanings given them in the Purchase Agreement.

            Notwithstanding the provisions of Article 2 of the Shareholders Agreement, until the completion of the Second Closing, the terms and conditions of this letter agreement shall govern the matters set forth in Article 2 of the Shareholders Agreement. Pursuant to Article 2 of the Shareholders Agreement, the Company agrees to provide the Purchaser with certain rights with respect to the nomination and appointment of a Board (as defined in the Shareholders Agreement) member and participation in Board matters. The Purchaser hereby agrees that, subject to the prior completion of the First Closing, such appointment shall instead occur at the Second Closing, which shall occur no later than July 10, 1999. Notwithstanding the foregoing, the parties further agree that at any time after the First Closing and prior to the date of such appointment, the Company shall include a designee of the Purchaser in all conference calls or other meetings of the Board of Directors (including committees thereof) at which board or committee action is or could be taken, and the Company shall provide to such designee all materials that it provides to directors of the Company in the same manner and at the same time as provided to such directors. Upon the completion of the Second Closing, this letter agreement shall terminate in full and cease to apply, and the terms and conditions of Article 2 of the Shareholders Agreement shall govern the matters addressed herein.
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First Reserve Fund VIII, Limited Partnership
c/o First Reserve Corp.             -2-                       June 21, 1999


            This letter may be executed in counterparts, which together constitute a single agreement. This letter may be delivered by delivery of facsimile signature pages.

            If the foregoing is in accordance with the agreements and understandings between us, please so indicate by returning a signed counterpart of this letter.

                                    Very truly yours,

                                    PRIDE INTERNATIONAL, INC.


                                    By:/s/PAUL A. BRAGG
                                          Paul A. Bragg
                                          President and Chief Executive Officer

AGREED TO AND ACCEPTED
AS OF THIS 21ST DAY OF JUNE 1999:

FIRST RESERVE FUND VIII, LIMITED PARTNERSHIP

By:   First Reserve GP VIII, L.P.
      its General Partner

By:   First Reserve Corporation
      its General Partner

By:/s/THOMAS R. DENISON
      Thomas R. Denison
      Managing Director